Exhibit 99.1

News Release

Contact:
PublicRelations@JohnDeere.com

Former EY U.S. CEO Julie Boland joins Deere & Company’s Board of Directors

MOLINE, Ill. (Nov. 2, 2026) – Deere & Company (NYSE: DE) today announced the appointment of Julie Boland, former U.S. chief executive officer and managing partner and Americas managing partner of Ernst & Young LLP (EY), to its board of directors. Boland brings extensive executive leadership experience and deep expertise in accounting, financial reporting, corporate governance, and global finance.

“Julie’s proven leadership, financial acumen, and governance expertise make her a strong addition to our board,” said John C. May, chairman and CEO of Deere & Company. “Her record leading a complex global organization, together with her finance and investment banking background, will sharpen the board’s perspective as Deere executes its strategy, accelerates long-term growth, and delivers value for customers and shareholders.”

Boland served as EY’s U.S. chief executive officer and managing partner and Americas managing partner from 2022 to 2026, culminating more than 16 years with the firm in roles of increasing responsibility. Her previous leadership positions included vice chair and Central Region managing partner and Cleveland office managing partner.

Before joining EY, Boland was chief financial officer at public and private companies and worked in investment banking at JPMorgan & Co. and Goldman Sachs in New York, Chicago, and London. Her experience spans financial leadership, enterprise strategy and transformation, capital allocation, regulatory affairs, risk management, and international banking.

Boland’s appointment expands Deere’s board from 10 to 11 members, including 10 independent, non-employee directors.

About Deere & Company

It doesn't matter if you've never driven a tractor, mowed a lawn, or operated a dozer. With John Deere's role in helping produce food, fiber, fuel, and infrastructure, we work for every single person on the planet. It all started nearly 200 years ago with a steel plow. Today, John Deere drives innovation in agriculture, construction, forestry, turf, power systems, and more.